SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) entered into by and between Aon Corporation, a Delaware corporation (the “Company”), and Stephen McGill (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an employment agreement effective July 8, 2015 (the “Prior Employment Agreement”), and an international assignment letter dated June 17, 2016 (the “Assignment Letter”) (collectively and individually, such agreements referred to herein as the “Prior Agreements”); and
WHEREAS, the Company desires to enter into an agreement regarding the Executive’s separation from employment with the Company and its affiliates to be effective January 31, 2017 (the “Separation Date”) and a release of claims, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.	Termination.

a.
Termination on the Separation Date. The Prior Agreements and the Executive’s employment thereunder will terminate on the Separation Date. Such termination of the Executive’s employment on the Separation Date shall be deemed a termination of employment pursuant to mutual consent between the Executive and the Company. The Company will pay the Executive all accrued but unpaid base salary and vested benefits (subject to Section 3) as of the Separation Date, payable in accordance with the applicable Company policy, plan, or program, and, subject to the terms and conditions set forth in Section 2, the Separation Benefits (as defined below). Executive’s eligibility to participate in the Company’s employee benefit plans generally available to senior employees of the Company, including without limitation health care plans, shall terminate as of the Separation Date, subject to any applicable rights pursuant to COBRA.

b.
Effecting Termination. As of the Separation Date, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company or any of its affiliates, parent companies, or subsidiaries (collectively and individually, “Aon”).

c.
Obligations Upon Termination. Upon the Separation Date, the obligations of the parties under the Prior Agreements will cease. The Executive will continue to be indemnified and held harmless to the maximum extent provided under the Company’s charter, by-laws and applicable law for his acts and omissions to act through the termination date, which indemnification shall survive his termination of employment. Executive will continue to be insured under policies of directors and officers liability insurance to the fullest extent provided for former officers or directors under the applicable policy(ies); provided, such insurance coverage may be terminated if Aon terminates coverage generally for all officers and directors. Nothing in this Agreement or its Exhibits waives the Executive’s right to make any claim under any director and officer liability insurance coverage provided by the Company for acts or omissions by Executive while an executive officer of the Company or any affiliate.

d.
Copy of Restrictive Covenants. The Executive agrees that, prior to the commencement of any new employment in the Business (as defined below), the Executive will furnish the prospective new employer with a complete and accurate copy of the text of the restrictive covenant obligation the Executive has to Aon (the “Restrictive Covenant Text”) under Section 5 of this Agreement. The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of such restrictive covenants and furnish the prospective new employer with a copy of the Restrictive Covenant Text.

2.
Separation Payments. Contingent upon (a) the Executive’s continued employment in good standing with the Company through the Separation Date, (b) the Executive’s continued compliance with the provisions of Section 5 herein, and (c) the Executive’s execution and return (and non-revocation) of a general release of claims agreement in the form attached hereto as Exhibit A (the “Release”) and the Executive’s execution and return (and non-revocation) of a settlement agreement in the form attached hereto as Exhibit B (the “UK Waiver and Discharge Agreement”) within 21 calendar days after receiving such agreements (but not before the Separation Date), the Executive shall be eligible to receive the following payments (the “Separation Payments”):

a.
A cash payment in the amount of $7,500,000, payable in two installments of (i) $5,500,000 on the later of (x) February 3, 2017 and (y) the expiration of the revocation periods set forth in Section 7(d) of this Agreement and in Section 4 of the Release (without any revocations by the Executive) but in no event later than February 28, 2017; and (ii) $2,000,000 on August 1, 2017;

b.	A cash payment in the amount of $7,500,000, payable on February 2, 2018; and

c.	A cash payment in the amount of $7,500,000, payable on February 1, 2019.
The Separation Agreement shall be subject to all necessary and required payroll deductions. The Company shall use reasonable best efforts to make withholdings in the most tax efficient way possible.

3.
Equity Awards. The Executive’s equity award issued under the Aon plc Amended and Restated 2011 Incentive Plan (the “2011 Incentive Plan”) in connection with the Leadership Performance Program (“LPP”) for the 2014-2016 performance cycle (“LPP9”) will continue to be governed by the terms and conditions of the applicable plan documents, provided that, solely and exclusively for purposes of determining vesting treatment under LPP9, the Executive’s termination of employment on the Separation Date shall be considered without cause. The Executive acknowledges and agrees that the Separation Payments are in full satisfaction of all amounts that may otherwise be due to the Executive in connection with any other outstanding equity awards issued to him under the 2011 Incentive Plan in connection with the 2015-2017 and 2016-2018 performance cycles under the LPP and in connection with the Incentive Stock Program, and that all award agreements issued to the Executive in connection with such equity awards are deemed to be cancelled and rendered null and void.

4.
Acknowledgments. The Executive understands and agrees that he would not otherwise be eligible for, or entitled to, any of the payments or other benefits set forth in this Agreement, if he did not enter into this Agreement. Further, by signing this Agreement, the Executive agrees that he is not entitled to any additional payments and/or benefits that are not specifically listed in this Agreement including, but not limited to, benefits under the Aon Severance Plan, any benefits under the Prior Agreements, any benefits under any tax equalization policy, and/or any applicable Aon bonus or incentive plan, except for those benefits in which he has a vested right pursuant to the terms of the applicable plans and applicable law.

5.	Restrictive Covenants.

a.
General. The Executive acknowledges that in the course of his employment with the Company and any predecessor or affiliated company, the Executive has become familiar with trade secret and other confidential information concerning Aon. The Executive further acknowledges and agrees that his services as Chairman and Chief Executive Officer, Risk Solutions, a Group President of Aon plc and a senior executive have been and are of special, unique, and extraordinary value to Aon, and that his material employment duties and responsibilities (including without limitation with respect to Aon strategic and other business operations, clients, prospective clients, and other employees) are global in nature and span geographic areas that extend well beyond the locations in which the Executive has been physically employed and resided. The Executive further acknowledges and agrees that it therefore is reasonable to protect Aon against certain competitive activities by the Executive for a limited period of time after the Executive leaves employment to protect Aon’s legitimate business interests in all of the geographic areas in which Aon does business, and that the covenants contained in Section 5 are necessary for the protection of Aon and are reasonably limited with respect to the activities prohibited, duration, geographical scope and their effect on the Executive and the public.

b.
Confidential Information. The Executive acknowledges that Aon’s business depends to a significant degree upon the possession of confidential, proprietary and trade secret information which is not generally known to others, and that the profitability of the Business of Aon requires that this information remain proprietary to Aon. The Executive recognizes that, by virtue of the Executive’s employment by the Company and/or its affiliates, and to assist the Executive in the solicitation, production and servicing of client business, the Executive has had otherwise prohibited access to such information. This information (hereinafter referred to as “Confidential Information”) includes, without limitation: lists of clients and prospective clients; contract terms and conditions; client information relating to services, insurance, benefits programs, executives, finances, and compensation; copyrighted materials; corporate, management and business plans and strategies; compensation and revenues; methods and strategies of marketing; market research and data; technical know-how; computer software and manuals; policies and procedures; and the conduct of the affairs of Aon. Confidential Information does not include any information that lawfully is or has become generally or publicly known other than through the Executive’s breach of this Agreement or a breach by another person of some other obligation. The Executive will not disclose or use during after his employment, any Confidential Information, except as required in the course of his employment or as provided by applicable law or in Section 9 below.

c.
Noncompetition. The Executive agrees that for a period of two years after the Separation Date (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, or employee of, or as a consultant to, any other corporation or enterprise or otherwise, engage, or be engaged, or assist any other person, firm, corporation, or enterprise in engaging or being engaged, in any business, in which Executive was involved or had material knowledge at any time within the two-year period preceding the Separation Date, being conducted or actively contemplated by the Company or any of its subsidiaries or affiliates as of the Separation Date, in any geographic area in which the Company or its subsidiaries or affiliates is then conducting such business (the “Business”).

d.
Nonsolicitation. The Executive further agrees that during the Noncompetition Period, the Executive will not, without the advance written consent of the Company’s Chief Executive Officer or General Counsel, in any manner, directly or indirectly, induce or attempt to induce any client or any client-facing or managerial employee of the Company or its subsidiaries or affiliates within its Risk Solutions business, to terminate or abandon their relationship or employment with the Company or its subsidiaries or affiliates for any purpose whatsoever.

e.
Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Executive’s employment and which may pertain directly or indirectly to the business of the Company or any of its subsidiaries or affiliates, and which the Executive hereby agrees is work for hire performed in the scope of the Executive’s employment. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries or affiliates to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries. The Executive acknowledges and agrees that the Executive hereby is and has been notified by the Company, and understands, that the foregoing provisions of this Section 5(e) do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its parent companies, subsidiaries or other affiliates was used and which was developed entirely on the Executive’s own time, unless: (i) the invention relates (x) to the business of the Company or any of its subsidiaries or other affiliates or (y) to the Company’s or any of its subsidiaries’ or other affiliates’ actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Executive for the Company or any of its subsidiaries or other affiliates.

f.
Exceptions. Nothing in this Section 5 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of note more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

g.
Reformation. If, at any time of enforcement of this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope, and area permitted by law. This Agreement will not authorize a court to increase or broaden any of the restrictions of this Section 5.

h.
Consideration; Breach. The Company and the Executive agree that the payments to be made by the Company to the Executive pursuant to Sections 2(a)(ii), 2(b) and 2(c) hereof will be made and provided expressly in consideration of the Executive’s agreements contained in, and continued compliance with, this Section 5. The Executive acknowledges and agrees that the Company would not have agreed to provide any of the payments in Section 2 (including without limitation the payment in Section 2(a)(i)) but for the Executive’s promises in this Section 5. In the event that the Company determines, in the sole discretion of the Aon plc Chief Executive Officer, that the Executive has committed a material breach of any provision of Section 5 hereof, on written notice to the Executive setting forth the basis for such determination, such notice provided to the Executive 21 days in advance of any action pursuant to this Section 5(h) or within seven days of the Company becoming aware of the action constituting a material breach, whichever is later, without limiting or otherwise affecting any other available remedy to the Company or any of its subsidiaries or affiliates, the Company will be entitled, subject to the duty of good faith, immediately to terminate making all remaining payments pursuant to Section 2 hereof, and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company then will be obligated to make such payments in a timely manner. The Executive further acknowledges and agrees that a breach by him of any provision of Section 5 of this Agreement will result in immediate and irreparable harm to the Company and any of its subsidiaries or affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Executive agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Executive (without posting a bond or other security), without limiting any other remedies that may be available to them. The Executive further agrees to reimburse the Company and any of its subsidiaries or affiliates for all costs and expenditures, including but not limited to reasonable attorneys' fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under any of Section 5 of this Agreement.

i.
Return of Property. Upon the Separation Date or upon the Company’s request (whichever is earlier), the Executive will promptly return to the Company all Confidential Information and all materials and all copies or tangible embodiments of materials involving Confidential Information, and all other Aon property, in the Executive’s possession or control, except as otherwise provided by law or in Section 9 below.

6.
Mergers and Consolidations; Assignability. The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns so long as any assignee, successor, or transferee of the Company has provided an express written and unconditional assumption of the Company’s obligations under this Agreement. This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive’s legal representatives to the extent required to effectuate its terms. In the event of the Executive’s death after terminating employment and before all payments and benefits otherwise due to him had been paid to him (had he not died), such amounts will be paid to the Executive’s estate (or any beneficiary designated by Executive prior to his death).

7.	Release.

a.
For and in consideration of the payments and benefits provided, or to be provided, to the Executive under this Agreement, the Executive, and anyone claiming through him or on his behalf, hereby waives and releases the Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or ever has had against a Released Party arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement. “Released Parties” include (A) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, (B) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, executives, employees, and attorneys, and (C) the predecessors, successors and assigns of each of the foregoing persons and entities. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

i.
All claims arising out of or related in any way to his employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims with respect to any advance notice of termination and claims arising out of the Prior Agreements or any other employment agreements, incentive plans, severance plans or policies, stock plans or policies, or any other employee benefit plans;

ii.
All claims that were or could have been asserted by the Executive or on his behalf: (A) in any federal, state, or local court, commission, or agency; or (B) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

iii.
All claims that were or could have been asserted by the Executive or on his behalf under: (A) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit Protection Act (the “OWBPA”); and (B) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, Executive Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws; and

iv.	Without limiting the generality of the above, all claims under the law of England and Wales which are waived in the UK Waiver and Discharge Agreement.

b.
Exceptions. Notwithstanding the foregoing, the releases and waivers in this Agreement shall not apply to any claim for unemployment or workers’ compensation, any claim for vested benefits under any employee benefit plan, any claim that by law is non-waivable, or any claim to rights pursuant to this Agreement (including, without limitation, the last sentence of Section 1(c) and Section 2).

c.
No Further Obligations; Additional Representations. In the event of any further proceedings based upon any released matter, Aon shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery (provided that nothing limits the Executive’s rights under Section 9 below). The Executive represents and warrants that: (i) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 9 below); (ii) the Executive is the sole owner of the claims that are released in this Section 7; (iii) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

d.
Specific Rights Under OWBPA. They Executive understands and agrees that: (A) this is the full and final release of all claims against the Company and the other Released Parties through the date he signs this Agreement; (B) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (C) the Executive hereby is and has been advised of his right to have his attorney review this Agreement before signing it; (D) the Executive has twenty-one (21) days to consider whether to sign this Agreement; and (E) the Executive may, at his sole option, revoke this Agreement upon written notice within seven (7) days after signing it. This Agreement will not become effective until this seven (7) day period has expired and will be void if he revokes it within such period. Although the Executive is releasing claims that he may have under the ADEA and the OWBPA, he understands that he may challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal state or local agency charged with the enforcement of any employment laws. In order to facilitate the review of this Agreement by Executive’s counsel, the Company agrees to pay for the Executive’s legal fees in connection with the preparation and negotiation of this Agreement up to a maximum of $20,000, provided that the Executive submits appropriate invoices or other satisfactory documentation of such fees within thirty (30) calendar days following the Separation Date, with such payment to occur within thirty (30) calendar days after the Company’s receipt of such documentation.

8.
Future Conduct. The Executive agrees that he shall refrain and the Company agrees that it shall use reasonable efforts to refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the other such party or, with respect to the Executive’s conduct any of the other Released Parties, provided that nothing herein shall prohibit the Executive from exercising his rights detailed in Section 9 or prohibit either party from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. The Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and will not apply for employment with any of them. Subject to and except as otherwise provided in Section 9 of this Agreement: (a) the Executive shall cooperate fully with the Company and the other Released Parties in transitioning his responsibilities as requested by the Company; (b) the Executive agrees, subject to the advice of legal counsel, to voluntarily make himself available to the Company and its legal counsel, at the Company’s request without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter; and (c) subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection. The Executive’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require and not unreasonably interfering with the Executive’s other full-time business endeavors, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. The Executive shall be reimbursed for reasonable out-of-pocket expenses that he incurs in rendering cooperation after the Separation Date pursuant to this Section 7(e).

9.
Protected Rights. Nothing in this Agreement is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Agreement limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit the Executive’s ability to disclose in confidence trade secrets to Government Agencies, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. This Agreement does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency.

10.	Miscellaneous.

a.
Integration; Amendment; Counterparts. Except as is otherwise provided herein, this Agreement (including the Release and the UK Waiver and Discharge Agreement) contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement. This Agreement may not be amended, altered, or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument. Any signature delivered via .pdf file shall be the same as an original signature.

b.
Waiver. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing.

c.
Captions. The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision will govern.

d.
Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement (and the Release and the UK Waiver and Discharge Agreement), and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the federal and state courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity may be brought in any such Chicago, Illinois court.

e.
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable for any reason, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

f.
Notice. All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Chief Human Resources Officer of the Company. If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

g.
Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory and interpretative guidance issued thereunder (“Code Section 409A”) to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified Executive” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid. Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses actually incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit.
For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.
If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are payments due the Executive that are subject to Code Section 409A (and not exempt from Code Section 409A) that are: (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.
Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, Executives or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.
The provisions of this Agreement will be construed in a manner in favor of complying with any applicable requirements of Code Section 409A to avoid taxation under Code Section 409A. If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company will modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without material diminution in the value of the payments or benefits to the Executive.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend to be bound by its terms.

AON CORPORATION By: /s/ Peter Lieb Printed Name: Peter Lieb Its: General Counsel Date: January 24, 2017
I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Stephen McGill Stephen McGill Date: January 24, 2017

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims Agreement (this “Release”) is entered into by and between Aon Corporation, a Delaware corporation (the “Company”), and Stephen McGill (the “Executive”).
WHEREAS, the Company and the Executive previously entered into a Separation Agreement executed by the Executive on January 23, 2017 (the “Separation Agreement”); and
WHEREAS, the Separation Agreement provides that certain Separation Payments (as defined in the Separation Agreement) are to be paid or provided to the Executive in exchange for, and contingent upon, among other things, the Executive’s execution (and non-revocation) of this Release as set forth in the Separation Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Separation Agreement and herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.
Release. The Executive, and anyone claiming through him or on his behalf, hereby waives and releases the Released Parties (as defined below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or ever has had against a Released Party arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Release. “Released Parties” include (A) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, (B) each of the foregoing entities’ and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, executives, employees, and attorneys, and (C) the predecessors, successors and assigns of each of the foregoing persons and entities. Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

a.
All claims arising out of or related in any way to his employment, compensation, other terms and conditions of employment, or termination from employment, including, without limitation, claims arising out of any employment agreements, severance plans or policies, stock plans or policies, or any other employee benefit plans; and

b.
All claims that were or could have been asserted by the Executive or on his behalf: (A) in any federal, state, or local court, commission, or agency; or (B) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

c.
All claims that were or could have been asserted by the Executive or on his behalf under: (A) the Age Discrimination in Employment Act (the “ADEA”) and the Older Worker Benefit Protection Act (the “OWBPA”); and (B) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act and all applicable state, county or other local fair employment laws; and

d.
Without limiting the generality of the above, all claims under the laws of England and Wales, including those set out in more detail in the Waiver & Discharge Agreement (“the UK Waiver & Discharge Agreement”) entered into between the parties on the Separation Date.

2.
Exceptions. Notwithstanding the foregoing, the releases and waivers in this Release shall not apply to any claim: (i) for unemployment or workers’ compensation, (ii) for vested benefits under any employee benefit plan, (iii) that by law is non-waivable, (iv) for Separation Payments, (v) as a stockholder of Aon plc, or (vi) for indemnification pursuant to Section 1(c) of the Separation Agreement or applicable law and for coverage as an insured under directors and officers liability insurance.

3.
No Further Obligations; Additional Representations. In the event of any further proceedings based upon any released matter, the Company, its affiliates, parent companies, and subsidiaries (collectively, “Aon”) shall have no further monetary or other obligation of any kind to the Executive, and the Executive hereby waives any such monetary or other recovery (provided that nothing limits the Executive’s rights under Section 5 below). The Executive represents and warrants that: (i) there has not been filed by the Executive or on the Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 5 below); (ii) the Executive is the sole owner of the claims that are released in Section 1 above; (iii) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (iv) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Release.

4.
Specific Rights Under OWBPA. The Executive understands and agrees that: (A) this is the full and final release of all claims against Aon through the date he signs this Release; (B) the Executive knowingly and voluntarily releases claims hereunder for valuable consideration; (C) the Executive hereby is and has been advised of his right to have his attorney review this Release before signing it; (D) the Executive has twenty-one (21) days to consider whether to sign this Release; and (E) the Executive may, at his sole option, revoke this Release upon written notice within seven (7) days after signing it. This Release will not become effective until this seven (7) day period has expired and will be void if he revokes it within such period. Although the Executive is releasing claims that he may have under the ADEA and the OWBPA, he understands that he may challenge the knowing and voluntary nature of this Release under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal state or local agency charged with the enforcement of any employment laws.

5.
Protected Rights. Nothing in this Release is intended to limit in any way the Executive’s right or ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local agencies or commissions (collectively, “Government Agencies”). The Executive further understands that nothing in this Release limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit the Executive’s ability to receive an award from a Government Agency for information provided by the Executive to such Government Agency..

IN WITNESS WHEREOF, the parties hereto have executed this Release and intend to be bound by its terms.

AON CORPORATION By: Printed Name: _________________________ Its:__________________________________ Date:

I have read the above Release and understand and agree to be bound by its terms.

Stephen McGill Date: _________________________________